UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 9, 2007

IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1212 Terra Bella Avenue
Mountain View, California 94043
(Address of principal executive offices, including zip code)
(650) 940-4700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 99.1

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d)
Appointment of James B. Hawkins to Iridex’s Board of Directors and the Audit and Corporate Governance Committee
On October 9, 2007, James B. Hawkins was appointed to the board of directors (the “Board of Directors”) of IRIDEX Corporation, (the “Company”) pursuant to provisions of that certain Securities Purchase Agreement (the “Agreement”), dated August 31, 2007, by and between the Company and the purchasers named therein (the “Purchasers” or “BlueLine”). Pursuant to the Agreement the Company sold $5 million of securities in the Company to BlueLine. In addition, BlueLine received the right to designate two individuals for appointment to the Company’s Board of Directors, one of which is at BlueLine’s discretion and the second of which is subject to the Company’s reasonable approval. Furthermore, subject to the fiduciary duties of the Board of Directors, for so long as BlueLine holds any shares of Series A Preferred Stock issued pursuant to the Agreement, the Company will continue to nominate such designees for reelection at each of the Company’s annual or special meetings at which election of directors to the Board of Directors is proposed for consideration by the stockholders. Mr. Hawkins was the designee of BlueLine nominated subject to the Company’s reasonable approval under the Agreement.
In connection with Mr. Hawkins’s election to the Board of Directors, the Company also approved the grant of a non-qualified stock option for the purchase of 15,000 shares of common stock, which grant will be effective as of October 31, 2007, at an exercise price per share equal to the fair market value on that date. Assuming continued service on the Board of Directors, such options vest and become exercisable over 36 months, with 1/36th of the shares subject to the option vesting each month following the grant date. In addition, Mr. Hawkins will automatically receive a nonstatutory option to purchase 5,000 shares of common stock upon his annual reelection to the Board of Directors by the stockholders, with 1/12th of the shares vesting each month. The options granted to Mr. Hawkins will be granted under the Company’s 1998 Stock Plan and have a term of 7 years unless terminated sooner upon the termination of Mr. Hawkins’s status as a director or otherwise pursuant to the 1998 Stock Plan.
In April 2004, Mr. Hawkins joined Natus Medical Incorporated where he currently serves as President, Chief Executive Officer, and Director. Prior to joining Natus Medical, Mr. Hawkins was President, Chief Executive Officer, and a Director of Invivo Corporation, a developer and manufacturer of multi-parameter vital sign monitoring equipment, and its predecessor, from 1985 through January 2004. Mr. Hawkins also served as Secretary of Invivo from 1986 until January 2004. He earned his undergraduate degree in Business Commerce from Santa Clara University and holds a Masters of Business Administration degree from San Francisco State University.
After the Board of Directors determined that Mr. Hawkins was independent, as defined under the listing standards of the Nasdaq Stock Market, the Board of Directors appointed Mr. Hawkins to the Audit and Corporate Governance Committee.
A copy of the press release announcing Mr. Hawkins’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Appointment of William M. Moore to the Compensation and Nominating Committee
As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on September 12, 2007, on September 6, 2007 William M. Moore was appointed to serve on the Board of Directors. At such time the Board of Directors had not determined the committees on which Mr. Moore would serve, however, on October 9, 2007, the Board of Directors appointed Mr. Moore to the Compensation and Nominating Committee.

Item 9.01.     Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit
Number	Description

99.1	Press release dated October 15, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION
By:	/s/ Barry G. Caldwell
	Name:	Barry G. Caldwell
	Title:	President and Chief Executive Officer

Date: October 15, 2007

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press release dated October 15, 2007.